Exhibit 20

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Items for Disclosure on the Internet

Pursuant to Laws and Regulations and the Articles of Incorporation

Of the Reference Documents for the General Meeting of Shareholders and documents to be provided upon sending this notice of convocation, the following matters are provided to shareholders by posting them on the Company’s website (http://www.unygroup-hds.com) in accordance with the relevant laws and regulations as well as Article 15 of the Articles of Incorporation of the Company.

1.      The following items contained in the “Content of the Financial Statements, Etc. Pertaining to the 35th Fiscal Year of FamilyMart Co., Ltd.” in “Proposal 2: Approval of the Execution of the Absorption-type Merger Agreement between the Company and FamilyMart Co., Ltd.” of the Reference Documents for the General Meeting of Shareholders

(1) Notes to the Consolidated Financial Statements for the 35th Fiscal Year of FamilyMart Co., Ltd. (from March 1, 2015, through February 29, 2016)	1

(2) Notes to the Financial Statements for the 35th Fiscal Year of FamilyMart Co., Ltd. (from March 1, 2015, through February 29, 2016)	16

2. The following items for the 45th Fiscal Year (from March 1, 2015 to February 29, 2016) of the Company

(1) Notes to Consolidated Financial Statements	22

(2) Notes to Non-consolidated Financial Statements	37

UNY Group Holdings Co., Ltd.

The 35th Fiscal Year of FamilyMart Co., Ltd. (from March 1, 2015, through February 29, 2016)

[Notes to the Consolidated Financial Statements]

Notes to the Basis of Presenting the Consolidated Financial Statements

1. Scope of Consolidation

(1)	Consolidated subsidiaries: 13 companies

Major consolidated subsidiaries: Taiwan FamilyMart Co., Ltd.; famima Retail Service Co., Ltd.; famima.com Co., Ltd.; SENIOR LIFE CREATE Co., Ltd.; and Hokkaido FamilyMart Co., Ltd.

The Company has included Hokkaido FamilyMart Co., Ltd. (hereinafter, the “New Hokkaido FamilyMart”), in which FamilyMart Co., Ltd. (hereinafter, the “Company” or “FamilyMart”) newly invested for its establishment in the fiscal year ended February 29, 2016, within the scope of consolidation.

The Company has excluded FAMIMA CORPORATION, operating its business in the United States, from the scope of consolidation, as it was liquidated on February 29, 2016.

Other than mentioned above, the Company has excluded JOYOUS FOODS CO., LTD. and one other company from the scope of consolidation due to the disposal of their shares.

(2)	Major unconsolidated subsidiaries: Taiwan Distribution Center Co., Ltd.

(Reason for exclusion from consolidation)

13 unconsolidated subsidiaries, including Taiwan Distribution Center Co., Ltd., have no significant impact on the accounts in the consolidated financial statements with respect to their total assets, total operating revenues, net income (corresponding to the share of the Company), and retained earnings (corresponding to the share of the Company).

2. Application of the Equity Method

(1)	Unconsolidated subsidiaries accounted for by the equity method: 9 companies

Major unconsolidated subsidiaries accounted for by the equity method: Taiwan Distribution Center Co., Ltd.

The Company has included one subsidiary, in which the company newly invested for its establishment in the fiscal year ended February 29, 2016, within the scope of unconsolidated subsidiaries accounted for by the equity method.

(2)	Associated companies accounted for by the equity method: 22 companies

Major associated companies accounted for by the equity method: Okinawa FamilyMart Co., Ltd.; Minami Kyushu FamilyMart Co., Ltd.; Central FamilyMart Co., Ltd.; Shanghai FamilyMart Co., Ltd.; Guangzhou FamilyMart Co., Ltd.; Suzhou FamilyMart Co., Ltd.; Hangzhou FamilyMart Co., Ltd.; Chengdu FamilyMart Co., Ltd.; Shenzhen FamilyMart Co., Ltd.; Wuxi FamilyMart Co., Ltd.; Beijing FamilyMart Co., Ltd.; DONGGUAN FamilyMart Co., LTD.; Philippine FamilyMart CVS, Inc.; Pocketcard Co., Ltd.; and Tpoint Japan Co., Ltd.

The Company has excluded Hokkaido FamilyMart Co., Ltd. (hereinafter, the “Old Hokkaido FamilyMart”) from the scope of associated companies accounted for by the equity method, as it was liquidated on December 29, 2015.

The Company has included Tpoint Japan Co., Ltd. (hereinafter, “Tpoint Japan”) within the scope of associated companies accounted for by the equity method as the Company’s acquired shares in Tpoint Japan.

(3)	Unconsolidated subsidiaries, such as FamilyMart HongKong Limited, VIET NAM FAMILY CONVENIENCE STORES COMPANY LIMITED, FamilyMart Vietnam Co., Ltd., and Cocostore Retail Co., Ltd. are excluded from the scope of the application of the equity method because their net income/loss (corresponding to the share of the Company) and retained earnings (corresponding to the share of the Company) have no significant impact on the accounts in the consolidated financial statements of the Company, and are immaterial as a whole.

(4)	As for the companies accounted for by the equity method, the financial statements for the respective fiscal years are used for those companies whose closing dates differ from the Company’s consolidated closing date.

3. Closing Date of Consolidated Subsidiaries

In preparing the consolidated financial statements, the financial statements as of December 31 are used with regard to certain consolidated subsidiaries (Taiwan FamilyMart Co., Ltd.; FamilyMart China Holding Co., Ltd.; and four other companies), in accordance with their original closing dates. The financial statements of the respective consolidated subsidiaries are adjusted for consolidation purposes with regard to material transactions between their respective closing dates or provisional closing date, and the Company’s consolidated closing date.

4. Summary of Significant Accounting Policies

(1)	Valuation basis and method for important assets

(i)	Marketable securities and investment securities

Securities—trading:

Measured at fair value.

Held-to-maturity debt securities:

Measured at amortized cost by the straight-line method.

Other securities:

Available-for-sale securities whose fair values are readily determinable:

Measured at fair value. Unrealized gain or loss is included directly in total equity. The cost of securities at disposal is determined by the moving-average method.

Available-for-sale securities whose fair values are not readily determinable:

Mainly measured at cost determined by the moving-average method.

(ii)	Derivatives

Derivative instruments are measured at fair value.

(iii)	Inventories

Merchandise:

Mainly valued at cost determined by the retail method (The figures shown in the consolidated balance sheet have been calculated by writing down the book value based on the decline in profitability).

(2)	Depreciation and amortization of assets

(i)	Property and store facilities (excluding leased property)

The depreciation of property and store facilities at the Company and its consolidated subsidiaries is computed by the straight-line method.

The range of useful lives is principally 2 to 50 years for buildings and structures and 2 to 20 years for furniture and fixtures.

(ii)	Intangible assets (excluding leased assets)

Software:

Capitalized software of the Company and its domestic consolidated subsidiaries is stated at cost, less accumulated amortization, which is calculated by the straight-line method over the estimated useful lives (i.e., 5 years).

Goodwill attributable to individual stores:

Stated at cost less accumulated amortization, which is calculated by the straight-line method over the estimated useful lives (weighted-average years of amortization: 12 years).

(iii)	Leased property

Leased property related to finance lease transactions other than those where the ownership of the leased property is deemed to be transferred to the lessee is amortized by the straight-line method, using the lease period as their useful lives with no residual value.

(iv)	Long-term prepaid expenses

Long-term prepaid expenses are mainly regularly expensed.

(3)	Material reserves and allowances

Allowance for doubtful receivables:

The allowance for doubtful receivables is provided by the Company and its domestic consolidated subsidiaries at the amount of possible losses from uncollectible receivables based on the actual loan loss ratio for bad debt for ordinary receivables and on the estimated recoverability for individual doubtful receivables.

The allowance for doubtful receivables is provided by overseas consolidated subsidiaries for a required amount, taking into account the recoverability of individual doubtful receivables.

(4)	Retirement benefits

The liability for retirement benefits is provided for possible payment of employees’ postretirement benefits at the amount to be accrued at the balance sheet date and is calculated based on projected benefit obligations and the fair value of plan assets at the balance sheet date.

(i)	Method of allocating the projected retirement benefits to periods

In calculating the projected benefit obligation, the benefit formula basis is used to allocate the projected retirement benefits to periods up to the end of the fiscal year under review.

(ii)	Amortization method for actuarial gain or loss and past service cost

Past service cost is amortized for the pro rata amount computed by the straight-line method over a certain period (mainly 13 years) no longer than the expected average remaining service period of the employees at the time of recognition, from the fiscal year of recognition.

Actuarial gain or loss is amortized for the pro rata amount computed by the straight-line method over a certain period (mainly 13 years) no longer than the expected average remaining service period of the employees at the time of recognition, commencing from the following fiscal year of recognition.

(5)	Other important matters as the basis for preparing the consolidated financial statements

(i)	Translation of material assets and liabilities denominated in foreign currencies

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates at the consolidated closing date, and differences arising from such translation are charged to profit or loss.

The assets and liabilities of overseas subsidiaries are translated into Japanese yen at the spot exchange rate as of each closing date.

The revenue and expenses of overseas subsidiaries are translated into Japanese yen at the annual average exchange rate.

Differences arising from such translations are included in “Foreign currency translation adjustments” and “Minority interests” as separate components of Equity in the consolidated financial statements.

(ii)	Amortization method and period for goodwill

Goodwill is amortized by using the straight-line method over a period of 5 to 20 years.

(iii)	Accounting for consumption taxes

Consumption tax and similar local consumption tax are excluded from income and expenses.

5. Change in Accounting Policy that is not Easily Distinguished from Change of Accounting Estimates

(Change in depreciation method of property and store facilities)

The Company and its domestic consolidated subsidiaries changed the depreciation method of property and store facilities (excluding leased property), which had been primarily the declining method, to the straight-line method.

In the past, the Company has been aggressively developing new stores, constructing high quality store networks, and strengthening the competitiveness of each store through large-scale reforming of sale floors led by aggressive investment in current stores in current years. Furthermore, the Company plans to continue aggressive investment in existing stores in its mid-term business plan starting from the fiscal year ended February 29, 2016.

In light of such activities, the Company reconsidered its accounting policy for depreciating property and store facilities, and decided to change the method to the straight-line method because the Company concluded that allocating the depreciation cost equally over the useful lives is more appropriate as the depreciation pattern of the store facilities, which accounts for the large portion of property and store facilities held by the Company and its consolidated subsidiaries, is related to the number of customer visits, and these assets are expected to be consumed equally over their useful lives via a stable level of customer visits through aggressive investment.

As a result of this change, depreciation expense for this fiscal year declined by ¥3,585 million, resulting in an increase of operating income and ordinary income of ¥3,585 million, and an increase of income before income taxes and minority interests of ¥3,585 million for the fiscal year under review.

6. Changes in Presentation

(Consolidated Balance Sheet)

Long-Term debt, which was included in the Other long-term liabilities under Long-Term Liabilities, is presented as a separate item for the fiscal year under review because of the increased amount.

Long-Term debt was ¥5,165 million in the previous fiscal year.

7. Additional Information

(Impact of the change in the income tax rate, etc.)

Following the promulgation on March 31, 2015, of the “Act on Partial Revision of the Income Tax Act, etc.,” (Act No. 9 of 2015) and “Act on Partial Revision of the Local Tax Act, etc.,” (Act No. 2 of 2015), the corporate tax rate was reduced from the fiscal year beginning on or after April 1, 2015. Accordingly, the effective statutory tax rate, which is used to measure deferred tax assets and deferred tax liabilities, has been reduced to 33.06% from 35.64% for temporary differences that are expected to be eliminated during the fiscal year beginning on March 1, 2016, and to 32.26% from 35.64% for temporary differences that are expected to be eliminated during and after the fiscal year beginning on March 1, 2017.

As a result of this change, deferred tax assets (the amount after deducting deferred tax liabilities) decreased by ¥1,065 million, income taxes-deferred (debit side) increased by ¥1,370 million, unrealized gain on available-for-sale securities increased by ¥387 million, and defined retirement benefit plans decreased by ¥82 million for the fiscal year under review.

Notes to the Consolidated Balance Sheet

1. Accumulated depreciation of property and store facilities	¥128,466 million

2. Guaranteed obligations

The Company granted guarantees for the execution of agreements regarding loans from financial institutions and the implementation of machinery, which have been contracted by the following companies.

VIET NAM FAMILY CONVENIENCE STORES COMPANY LIMITED	¥1,704 million
NIPPON ACCESS, INC.	¥1,040
Philippine FamilyMart CVS, Inc.	¥71

Total	¥2,816 million

Notes to the Consolidated Statement of Changes in Equity

1. Type and total number of issued shares at the end of the year

Common stock	97,683,133 shares

2. Dividends

(1)	Dividends paid

Resolution	Type of Shares	Total Amount of Dividends (unit: Millions of yen)	Dividend per Share (Yen)	Record Date	Effective Date
Board of Directors’ meeting held on April 16, 2015	Common stock	5,030	53.00	February 28, 2015	May 7, 2015
Board of Directors’ meeting held on October 7, 2015	Common stock	5,220	55.00	August 31, 2015	November 10, 2015

(2)	Dividends for which the record date is in the year under review, but for which the effective date will be in the next fiscal year The Company plans to propose the following dividends of common stock shares at the Board of Directors’ meeting to be held on April 8, 2016.

Total Amount of Dividends (unit: Millions of yen)	Source of Funding the Dividends	Dividend per Share (Yen)	Record Date	Effective Date
5,220	Retained earnings	55.00	February 29, 2016	May 6, 2016

Notes to Financial Instruments

1. Matters related to the status of financial instruments

(1)	Policies on financial instruments

The Company and its consolidated subsidiaries conduct fund management using only certain limited, high quality financial instruments. They utilize derivative instruments to hedge their exposure to the risks described below, but do not enter into such transactions for speculative purposes.

(2)	Description of financial instruments and related risks

Due from franchised stores and other receivables, which are trade receivables, are exposed to the credit risk of the respective counterparties.

Held-to-maturity debt securities included in the category of “marketable securities and investment securities” are exposed to insignificant credit risk because the Company and its consolidated subsidiaries trade only those with a credit rating at or higher than a certain level and regularly monitor the fair value and the financial condition of the respective issuers. Stocks included in the category of investment securities are primarily those issued by corporations that have business relations with the Company and part of such stocks are exposed to the market price fluctuation risk.

Leasehold deposits receivable, which are primarily involved in the leases of store properties, are exposed to the credit risk of the depository facilities.

Accounts and notes payable-trade and due to franchised stores, both of which are trade payables, generally entail the due date for payments, which typically mature within one month.

Lease obligations related to finance lease transactions are mainly intended to finance capital investments for our stores. The redemption date for the lease obligations is therefore a maximum of eight years from the closing date of accounts, with fixed-interest rates for all the obligations.

Long-term debt is intended to fund store capital expenditures and other items for brand conversion in relation to the acquisition. Leasehold deposits receivable to franchised stores are primarily associated with the subleases of store properties to FamilyMart franchisees.

As derivative transactions are made with forward foreign exchange contracts, which are used to hedge against the adverse impact of fluctuations in foreign currency exchange rates on receivables, the credit risk is insignificant as such derivative transactions are entered into only with highly rated financial institutions.

(3)	Risk management system for financial instruments

(i)	Management of credit risk (risk related to the default on agreements with the counterparties)

The Company routinely manages the due dates and credit balances of customers for trade receivables to identify risk at an early stage, and reduce concerns about debt collection due to the deterioration of their financial condition.

The Company carefully reviews the collectability of leasehold deposits receivable including the examination of the depository facilities concerned when entering into lease agreements. In addition, the Property Administration Department works to collect information, at an early stage, on the depository facilities, as required, and reduce uncertainty about debt collection due to the deterioration of their financial condition.

(ii)	Management of market risk (risk regarding foreign exchange rates and interest rate fluctuations)

The Company uses forward foreign exchange contracts to primarily hedge against the adverse impact of fluctuations in foreign currency exchange rates on receivables affecting its subsidiaries and associated companies.

The Company regularly monitors the fair value and financial condition of the issuers (corporate customers) regarding marketable securities and investment securities. Meanwhile, the Company constantly reviews, on an ongoing basis, the holding positions of other than held-to-maturity debt securities by taking into account the business relations with the issuers.

The Finance & Investor Relations Department establishes and manages derivative transactions upon approval of the final decision maker in accordance with its internal regulations that set forth trading authority, credit line, and so on.

(iii)	Management of financing-related liquidity risk (risk of failing to pay on the due date)

The Company and its consolidated subsidiaries appropriately prepare and review their cash management plans with the proper timing and manage the liquidity risk through sufficient liquidity in hand and other means.

(4)	Supplemental explanation on fair value of financial instruments, etc.

The fair value of financial instruments includes not only the value to be determined based on their quoted market prices but also the rationally calculated value if the market price is not quotable. As variable factors are incorporated in the calculation of the fair value thereof, the fair value may vary when different preconditions or the like are adopted.

2. Matters related to the fair value of financial investments, etc.

The following table includes the carrying amounts in the consolidated balance sheet, the fair value, and the unrealized gain (loss) as of February 29, 2016. Assets and liabilities for which it is deemed extremely difficult to measure the fair value are not included in the table below (refer to Note 2).

			(unit: Millions of yen)
	Carrying amounts in the Consolidated Balance Sheet	Fair Value	Unrealized Gain (Loss)
(1) Cash and cash deposits	105,138	105,138	—
(2) Due from franchised stores	20,478	20,478	—
(3) Other receivables	52,887	52,887	—
(4) Marketable securities and investment securities
Trading securities	74	74	—
Held-to-maturity debt securities	22,598	22,629	31
Other securities	24,837	24,837	—
Investment in stocks of subsidiaries and associates	7,910	5,235	(2,675)
(5) Leasehold deposits receivable	154,218
Allowance for doubtful receivables (*)	(141)

Sub-total	154,076	157,777	3,701

Total assets	388,002	389,059	1,057

(1) Accounts and notes payable—trade	106,153	106,153	—
(2) Due to franchised stores	7,637	7,637	—
(3) Current portion of long-term lease obligations	18,657	18,657	—
(4) Other payables	34,801	34,801	—
(5) Income taxes payable	3,625	3,625	—
(6) Deposits received	105,744	105,744	—
(7) Long-term debt	17,988	17,998	10
(8) Long-term lease obligations	71,942	72,694	752
(9) Leasehold deposits refundable	11,649	11,616	(33)

Total liabilities	378,201	378,930	729

Derivative transactions	—	—	—

*	The allowance for doubtful receivables, which is accounted for as leasehold deposits receivable, is deducted.

Notes:

1. Calculation method of the fair value of financial instruments

Assets

(1)	Cash and cash deposits, (2) Due from franchised stores, and (3) Other receivables

As these assets are settled within a short period of time, the fair value thereof is almost equal to the book value. Accordingly, the calculation of the fair value of these assets is based on the carrying amounts.

(4)	Marketable securities and investment securities

As for the calculation of the fair value of these assets, stocks are based on the prices traded on the stock exchange, whereas debentures are based on the prices quoted by the corresponding financial institution.

(5)	Leasehold deposits receivable

The calculation of the fair value of these assets is based on the present value to be achieved by discounting the rationally projected future cash flows at the rate of yield for governmental bonds, which corresponds to the remaining period.

Liabilities

(1)	Accounts and notes payable-trade, (2) Due to franchised stores, (3) Current portion of long-term lease obligations, (4) Other payables, (5) Income taxes payable, and (6) Deposits received

As these liabilities are settled within a short period of time, the fair value thereof is almost equal to the carrying amounts. Accordingly, the calculation of the fair value of these liabilities is based on the carrying amounts.

(7)	Long-term debt

The calculation of the fair value of these liabilities is based on the present value to be achieved by discounting the total of principal and interest at a discount rate, which is projected based on similar new borrowings.

(8)	Long-term lease obligations

The calculation of the fair value of these liabilities is based on the present value to be achieved by discounting the total of principal and interest at a discount rate, which is projected based on similar new lease transactions.

(9)	Leasehold deposits refundable

The calculation of the fair value of these liabilities is based on the present value to be achieved by discounting the rationally projected future cash flows at the rate of yield for governmental bonds, which corresponds to the remaining period.

Derivative transactions

None applicable.

2. Financial instruments for which it is deemed difficult to measure the fair value

Category	Carrying amounts in the Consolidated Balance Sheet (unit: Millions of yen)
Unlisted stocks	22,067

Unlisted stocks, which are nonmarketable and for which it is deemed difficult to measure the fair value, are not included in (4) Marketable securities and investment securities.

Notes to Per-Share Information

1. Equity per share:	¥2,987.34
2. Net income per share:	¥221.94

Notes to Significant Subsequent Events

On March 31, 2016, the Company’s board of directors authorized the Company to enter into an agreement with NIPPON ACCESS, INC. (hereinafter, “NIPPON ACCESS”) and JAPAN FOOD SUPPLY Co., Ltd. (wholly owned subsidiary of NIPPON ACCESS, hereinafter, “JAPAN FOOD SUPPLY”) aiming to improve the quality of ready-to-eat products, to reduce costs of procurement, and to control and strengthen the supply chain of service for ready-to-eat products and executed such agreement. Following the execution of this agreement, JAPAN FOOD SUPPLY will own trade receivables toward certain supplies for the Company and the Company guarantees such liabilities (maximum guaranteed amount is ¥24,000 million for the fiscal year under review).

Other Notes

Loss on impairment of property and store facilities:

As a minimum unit of generating cash flows of the FamilyMart Group, the assets of each store have been grouped as a basic unit. The idle assets and others have been separately grouped.

The carrying amounts of the property and store facilities with considerably declining profitability were reduced to their respective recoverable amounts, and the reductions were recorded as a loss on impairment of property and store facilities under extraordinary losses (¥245 million in land, ¥2,990 million in buildings, ¥3,550 million in furniture and fixtures, and ¥955 million in other).

Application	Location	Category	Loss on Impairment (unit: Millions of yen)
Stores, etc.	Yokohama, Kanagawa and others	Land, buildings, furniture and fixtures, and others	7,741

The recoverable amount for stores is measured by either the value in use or the net realizable value.

Future cash flows discounted at a rate of 1.99% are used to calculate the value in use, whereas the net realizable value is mainly calculated based on the assessments for inheritance tax purposes. The assets that have been judged as having substantially no value are assessed at zero by considering the disposability of the assets concerned.

Business Combination

Business Combination Due to Acquisitions

On September 8, 2015, the Company’s board of directors approved an acquisition of all the shares of Cocostore Corporation (hereinafter, “Cocostore”), a wholly-owned subsidiary of Morita Enterprise Co., Ltd., and executed an agreement concerning the acquisition of all the shares of Cocostore on the same date. On October 1, 2015, Cocostore became a wholly-owned subsidiary of the Company upon the consummation of the agreement.

On December 1, 2015, Cocostore consummated an absorption-type demerger whereby the Company’s associated companies are the succeeding companies to transfer some of Cocostore’s stores and an absorption-type merger where the Company is the surviving company and Cocostore is merged into the Company. (Refer to “Business Split” and “Absorption-Type Merger of Consolidated Subsidiary”.)

1. Overview of Business Combination

(1)	Name and Business Description of Acquired Company

Name of Acquired Company: Cocostore Corporation

Business Description: Engaged in the management of franchise stores and directly operated stores, primarily the “Cocostore” and “every one” convenience store chain, store consulting, etc.

(2)	Reason for Business Combination

The business combination aims to enhance the business value of the Company through realization of scale resulting from strengthening store platforms mainly in the Northern Kanto, Chubu, and Kyushu regions, and further benefit from operational efficiency via integration of infrastructures.

(3)	Effective Date for Business Combination (Date for Transfer of Shares)

October 1, 2015.

(4)	Legal Form of Business Combination

The Company acquired 26,000,000 Cocostore shares via third-party allotment from Cocostore, and Cocostore acquired all Cocostore shares held by Morita Enterprise Co., Ltd. as its treasury shares. As a result, Cocostore became a 100% subsidiary of the Company.

(5)	Name of combined company

Cocostore Corporation

(6)	Ownership Acquired by the Company

Ownership before Business Combination: -%

Ownership post Business Combination: 100.00%

(7)	Basis for Determination of Acquiring Company

The Company is the acquiring company, which acquired Cocostore’s shares by cash.

2. Period of Financial Result of Acquired Company to Be Consolidated into the Company’s Consolidated Financial Statements

From October 1, 2015, to February 29, 2016

3. Cost of Acquisition

Share acquisitions	¥13,000 million
Cost directly related to share acquisition	¥489

Total	¥13,489 million

4. Amount of Goodwill, Cause, Amortization Method, and Period of Amortization

(1)	Amount of Goodwill

¥19,145 million

On December 1, 2015, Cocostore consummated the absorption-type demerger, whereby the Company’s associated companies were the succeeding companies and some of Cocostore’s stores comprised the absorbed company (refer to “Business Split”). Given that this transaction followed the business combination due to acquisition, the difference between the fair value of the transferred assets and deemed shareholders’ equity of the transferred business (i.e., ¥1,643 million) was deducted from the amount of goodwill.

On December 1, 2015, the Company and Cocostore consummated the absorption-type merger where FamilyMart was the surviving Company, and Cocostore was merged into FamilyMart (Refer to “Absorption-Type Merger of Consolidated Subsidiary”). Given this transaction followed the Business Combination, deferred tax asset (¥8,122 million) in association with the acquisition was deducted from the amount of goodwill.

(2)	Cause

As the cost of acquisition was larger than the net amounts of the assets acquired and liabilities assumed, such excess was recognized as goodwill.

(3)	Amortization Method and Period

Primarily amortized by the straight-line method over 20 years.

5. Assets acquired and Liabilities assumed at the Closing Date of Business Combination

Current Assets	¥6,714 million
Fixed Assets	10,833

Total Assets	17,548 million

Current Liabilities	18,796
Fixed Liabilities	4,408

Total Liabilities	23,204 million

Furthermore, ¥8,122 million of deferred tax asset was recognized in the consolidated balance sheet of the Company.

6. Amounts and Breakdown of Amounts Allocated to Intangible Assets Other Than Goodwill and Amortization Period by Key Items

	Amount	Amortization Period
Breakdown of Key Intangible Assets
Contract-based intangible assets	¥2,603 million	6 years
Franchisee-related intangible assets	1,464	20 years
Total	4,067 million

Business Split

On December 1, 2015, the Company consummated an absorption-type demerger where Cocostore, a wholly owned subsidiary of the Company, was the absorbed company and Okinawa FamilyMart Co., Ltd. (hereinafter, “Okinawa FamilyMart”) and Minami Kyushu FamilyMart Co., Ltd. (hereinafter, “Minami Kyushu FamilyMart”), both the Company’s associated companies, were the succeeding companies.

1. Overview of Business Split

(1)	Name of Succeeding Company

Okinawa FamilyMart Co., Ltd. and Minami Kyushu FamilyMar Co., Ltd.

(2)	Business Description of Transferred Business

Some stores of the Company’s subsidiary (i.e., Cocostore).

(3)	Reason for Business Split

The business split aimed to increase competitiveness of both existing FamilyMart’s franchisees and Cocostore’s franchisees in the Okinawa and the Minami Kyushu regions via improvement in operational infrastructure from the absorption-type demerger, where some “Cocostore” stores in Okinawa and Minami-Kyushu operated by Cocostore, of which the Company acquired all the shares on October 1, 2015, were transferred to Okinawa FamilyMart and Minami Kyushu FamilyMart.

(4)	Effective Date of Business Split

December 1, 2015.

(5)	Other Overviews of Business Split Including Its Legal Form

Cocostore was the absorbed company and Okinawa FamilyMart and Minami-Kyushu FamilyMart were the succeeding companies. The received consideration consisted solely of cash and cash equivalents.

2. Overview of Accounting Process

(1)	Amount of Gain on Transfer

¥- million.

(2)	Fair Book Value and Major Breakdown of Transferred Assets and Liabilities

Current Assets	¥338 million
Fixed Assets	1,542

Total Assets	1,880 million
Current Liabilities	230
Fixed Liabilities	272

Total Liabilities	502 million

(3)	Given the business split followed the acquisition of Cocostore (refer to “Business Combination Due to Acquisitions”), the difference between the fair value of assets, which the Company received in association with the transfer, and deemed shareholders’ equity of the transferred business (i.e., ¥1,643 million) was deducted from the amount of goodwill.

3. Reported Segment Includes Transferred Business

Domestic business.

4. Approximate Profit or Loss of Transferred Business Recognized in the Consolidated Income Statement for the Fiscal Year under Review

Accumulated Period
Total Operating Revenues	¥1,354 million
Operating Income	121 million

Absorption-Type Merger of Consolidated Subsidiary

On December 1, 2015, the Company and Cocostore consummated the absorption-type merger where the Company is the surviving company and Cocostore is merged into the Company.

Transaction Under Common Control

1. Overview of Transaction

(1)	Name and Business Description of Merged Business

Name of Merged Company: Cocostore Corporation

Business Description: Engaged in the management of franchise stores and directly operated stores, primarily the “Cocostore” and “every one” convenience store chain, store consulting, and other businesses.

(2)	Effective Date of Business Combination

December 1, 2015.

(3)	Legal Form of Business Combination

The Company was the surviving company and Cocostore was merged into the Company. Given Cocostore was a wholly-owned subsidiary of the Company, the Company did not issue any shares as a consideration.

(4)	Name of Surviving Company on Business Combination

FamilyMart Co., Ltd. (i.e., the Company)

(5)	Other Overviews

The Company merged with Cocostore to increase the competitiveness of FamilyMart’s headquarters, existing franchisees and Cocostore’s franchisees by proceeding with a brand conversion from Cocostore, of which the Company acquired all the shares on October 1, 2015, to FamilyMart, strengthening the store platform especially in Northern Kanto, Chubu, and certain parts of Kyushu, and improving the operational infrastructure including integration of purchasing, logistics operations, and IT infrastructure and other administrative operations.

2. Overview of Accounting Process

The transaction was processed as a transaction under common control pursuant to “Accounting Standard for Business Combination” (ASBJ Statement No. 21, issued on December 26, 2008) and “Guidance for Accounting Standard for Business Combination and Business Divestitures” (ASBJ Guidance No. 10, issued on December 26, 2008).

Notes to Significant Subsequent Events and Other Matters Regarding Business Combination

On October 15, 2015, the Company and UNY Group Holdings Co., Ltd. (hereinafter, “UNY Group Holdings”) (collectively, “Both Companies”) entered into a basic agreement concerning the management integration of Both Companies (hereinafter, the “Management Integration”) in the spirit of Both Companies as equals by an absorption-type merger agreement between the Company and UNY Group Holdings (hereinafter, the “Absorption-Type Merger”). In the agreement, the Company will be the surviving company of the Absorption-Type Merger and UNY Group Holdings will be merged into the Company (hereinafter, the “Integrated Company”). Additionally, an absorption-type demerger agreement was entered into between the Integrated Company and Circle K Sunkus Co., Ltd. (“CKS”) (hereinafter, the “Absorption-Type Demerger”), where CKS is the succeeding company and the Integrated Company is the split company followed by the Integrated Company’s convenience store business being succeeded by CKS subject to the consummation of the Absorption-Type Merger, and pursuant to the Management Integration. On February 3, 2016, subsequently, the respective boards approved the execution of and entered into the Absorption-Type Merger agreement between Both Companies and the Absorption-Type Demerger agreement between the Company and CKS.

The Management Integration is subject to approval at Both Companies’ ordinary annual general shareholders’ meetings.

1. Overview of Business Combination

(1)	Name and Business Description of Merged Company and Succeeding Company

(i)	UNY Group Holdings: Management of business group consisting of general merchandise stores, convenience stores, specialty stores, financial services businesses and other businesses (holding company).

(ii)	CKS: Management of both franchise and directly operated convenience stores, primarily in “Circle K” and “Sunkus.”

(2)	Reason for Business Combination

The Management Integration aims to integrate the management resources and establish a new retail group to thrive in a competitive environment and to be a company that provides value to customers, franchisees, business partners, shareholders, and employees.

(3)	Effective Date for Business Combination (Date for Transfer of Shares) and for Business Split

September 1, 2016 (Scheduled).

(4)	Legal Form of Business Combination

The business combination involves the Absorption-Type Merger where the Company is the surviving company, and the Absorption-Type Demerger where CKS is the succeeding company. However, subject to discussions and agreements between Both Companies, the transaction structure may be amended due to the procedural needs of the Absorption-Type Merger and the Absorption-Type Demerger or other reasons.

(5)	Name of combined company

The Company, the surviving company in the Absorption-Type Merger, will change its name to “FamilyMart UNY Holdings Co., Ltd.” on the effective date of the Absorption-Type Merger (scheduled on September 1, 2016). CKS, the succeeding company of the Absorption-Type Demerger, will change its company name to “FamilyMart Co., Ltd.” on the effective date of the Absorption-Type Demerger (scheduled on September 1, 2016).

2. Merger Ratio and Allotment Shares by Each Share Type Regarding the Absorption-Type Merger and its Basis

(1)	Merger Ratio (scheduled)

The Company will allocate 0.138 common shares in the Company for each common share in UNY Group Holdings.

(2)	Basis for the Calculation of the Merger Ratio

The Company retained Citigroup Global Markets Japan Inc. and KPMG FAS Co., Ltd., and UNY Group Holdings retained Nomura Securities Co., Ltd. and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. as the third-party financial advisors. The Company and UNY Group Holdings evaluated the analyses conducted by third-party financial advisors, each company’s financial condition, share price on the market and future prospects, among other factors, on a comprehensive basis. Upon prudent and thorough discussions, Both Companies have come to an agreement that the Merger Ratio is fair and appropriate.

(3)	Allotment of Shares

Common shares: 31,754,417 shares, including the Company’s 2,761,063 treasury shares to be allotted.

3. Overview of the Absorption-Type Demerger

(1)	Consideration in the Absorption-Type Demerger

CKS will issue 100 common shares to the Integrated Company as consideration for the Absorption-Type Demerger.

The 35th Fiscal Year of FamilyMart Co., Ltd. (from March 1, 2015, through February 29, 2016)

[Notes to the Financial Statements]

Notes to the Summary of Significant Accounting Policies

1. Valuation basis and method for assets

(1)	Marketable securities and investment securities

(i)	Held-to-maturity debt securities:

Measured at amortized cost by the straight-line method.

(ii)	Investment in stocks of subsidiaries and associates:

Measured at cost determined by the moving-average method.

(iii)	Other securities:

Available-for-sale securities whose the fair values are readily determinable:

Measured at fair value. Unrealized gain or loss is included directly in equity. The cost of securities at disposal is determined by the moving-average method.

Available-for-sale securities whose the fair values are not readily determinable:

Measured at cost determined by the moving-average method.

(2)	Derivatives

Derivative instruments are measured at fair value.

(3)	Inventories

Merchandise:

Mainly valued at cost determined by the retail method (The figures shown in the balance sheet have been calculated by writing down the book value based on the decline in profitability.)

2. Depreciation method of fixed assets

(1)	Property and store facilities (excluding leased property)

The depreciation of property and store facilities at the Company is computed by the straight-line method.

The range of useful lives is principally 4 to 50 years for buildings and 2 to 20 years for furniture and fixtures.

(2)	Intangible assets (excluding leased assets)

Software:

Capitalized software is stated at cost less accumulated amortization, which is calculated by the straight-line method over the estimated useful lives (i.e., 5 years).

Goodwill attributable to individual stores:

Stated at cost less accumulated amortization, which is calculated by the straight-line method over the estimated useful lives (weighted-average years of amortization: 12 years).

(3)	Leased property

Leased property related to finance lease transactions other than those where the ownership of the leased property is deemed to be transferred to the lessee is amortized by the straight-line method, assuming the lease period as their useful lives with no residual value.

(4)	Long-term prepaid expenses

Long-term prepaid expenses are expensed regularly.

3. Material reserves and allowances

(1)	Allowance for doubtful receivables

The allowance for doubtful receivables is provided at the amount of possible losses from uncollectible receivables based on the actual loan loss ratio for bad debt for ordinary receivables and on the estimated recoverability for individual doubtful receivables.

(2)	Liability for retirement benefits

The liability for retirement benefits is provided for possible payment of employees’ postretirement benefits at the amount to be accrued at the balance sheet date and is calculated based on projected benefit obligations and the fair value of plan assets at the balance sheet date.

(i)	Method of allocating the projected retirement benefits to periods

In calculating the projected benefit obligation, the benefit formula basis is used to allocate the projected retirement benefits to periods up to the end of the fiscal year under review.

(ii)	Amortization method for actuarial gain or loss and past service cost.

Past service cost is amortized at the pro rata amount computed by the straight-line method over a certain period (13 and 16 years) no longer than the expected average remaining service period of the employees at the time of recognition, from the fiscal year of recognition.

Actuarial gain or loss is amortized at the pro rata amount computed by the straight-line method over a certain period (13 and 16 years) no longer than the expected average remaining service period of the employees at the time of recognition, commencing from the following fiscal year of recognition.

(3)	Allowance for losses on investment

The allowance for losses on investment is provided for any possible loss that might arise in relation to investments in subsidiaries, etc., at the amount to be considered necessary in view of the financial circumstances of the companies concerned.

(4)	Allowance for losses on business of subsidiaries and associates

The allowance for losses on business of subsidiaries and associates is provided for any possible loss that might arise in relation to subsidiaries and associated companies at the amount to be considered necessary in view of the financial circumstances of the companies concerned.

4. Other important matters in preparing the financial statements

(1)	Translation of assets and liabilities denominated in foreign currencies

Monetary receivables and payables denominated in foreign currencies are translated into Japanese yen at the spot exchange rates at the closing date and differences arising from such translation are charged to profit or loss.

(2)	Accounting for consumption taxes

Consumption tax and similar local consumption taxes are excluded from income and expenses.

(3)	Accounting procedure for retirement benefits

The accounting procedures for unrecognized actuarial gain or loss and unrecognized past service cost pertaining to retirement benefits are different from those used in the consolidated financial statements.

5. Change in Accounting Policy that is not Easily Distinguished from Change of Accounting Estimation

(Change in depreciation method of property and store facilities)

The Company changed the depreciation method for property and store facilities (excluding leased property), which had been primarily the declining method, to the straight-line method.

In the past, the Company has been aggressively developing new stores, constructing high quality store networks and strengthening the competitiveness of each store through large-scale reforming of sale floors led by aggressive investment in current stores in current years. Furthermore, the Company plans to continue aggressive investment in existing stores in its mid-term business plan starting from the fiscal year ended February 29, 2016.

In light of such activities, the Company reconsidered its accounting policy for depreciating property and store facilities and decided to change the method to the straight-line method because the Company concluded that allocating the depreciation cost equally over the useful lives is more appropriate as the depreciation pattern of the store facilities, which accounts for the large portion of property and store facilities held by the Company, is related to the number of customer visits, and these assets are expected to be consumed equally over useful lives via a stable level of customer visits through aggressive investment.

As a result of this change, depreciation expense for this fiscal year declined by ¥3,563 million, resulting in an increase of operating income and ordinary income of ¥3,563 million, and an increase of income before income taxes of ¥3,563 million for the fiscal year under review.

Notes to the Balance Sheet

1. Accumulated depreciation of property and store facilities	¥103,712 million

2. Guaranteed obligations

The Company granted guarantees for the execution of agreements regarding loans from financial institutions and the implementation of machinery, which have been contracted by the following companies.

CLEAR WATER TSUNAN, K.K.	¥1,792 million
VIET NAM FAMILY CONVENIENCE STORES COMPANY LIMITED	¥1,704
NIPPON ACCESS, INC.	¥1,040
Philippine FamilyMart CVS, Inc.	¥71

Total	¥4,609 million

3. Monetary receivables and payables with subsidiaries and associates, excluding those separately presented.

Short-term monetary receivables	¥14,333 million
Short-term monetary payables	¥20,890 million

4. Monetary payables to directors and corporate auditors

Long-term monetary payables	¥570 million

Note to the Statement of Income

Transactions with subsidiaries and associates

Operating transactions:
Operating revenues	¥4,922 million
Operating expenses	¥14,094 million
Nonoperating transactions with subsidiaries and associates	¥2,602 million

Note to the Statement of Changes in Equity

Type and total number of treasury stock at the end of the year

Common stock	2,761,063 shares

Notes to Tax-Effect Accounting

1. Breakdown by cause of deferred tax assets and liabilities

Deferred tax assets (current):
Allowance for doubtful receivables	¥410 million
Enterprise tax payable	¥212
Asset adjustment account	¥56
Loss on disposals of property and store facilities	¥2,198
Others	¥594

Total	¥3,472 million

Deferred tax assets (fixed):
Allowance for doubtful receivables	¥1,318 million
Allowance for losses on investment	¥1,141
Provision for liability for retirement benefits	¥3,123
Loss on impairment of long-lived assets	¥5,365
Write-down of investment in stocks of subsidiaries and associates	¥1,466
Asset retirement obligations	¥5,808
Asset adjustment account	¥123
Depreciation	¥92
Long-term deferred income revenue	¥469
Allowance for losses on business of subsidiaries and associates	¥233
Others	¥468

Subtotal	¥19,610 million
Valuation allowance	¥(3,416)

Total	¥16,194 million

Deferred tax liabilities (fixed):
Unrealized gain on available-for-sale securities	¥3,695 million
Asset retirement obligations related expenses	¥2,402
Intangible assets	¥1,248
Others	¥156

Total	¥7,503 million

Net deferred tax assets (fixed)	¥8,691 million

2. Impact of the change in the income tax rate, etc.

Following the promulgation on March 31, 2015, of the “Act on Partial Revision of the Income Tax Act, etc.,” (Act No. 9 of 2015) and “Act on Partial Revision of the Local Tax Act, etc.,” (Act No. 2 of 2015), the corporate tax rate was reduced from the fiscal year beginning on or after April 1, 2015. Accordingly, the effective statutory tax rate, which is used to measure deferred tax assets and deferred tax liabilities, has been reduced to 33.06% from 35.64% for temporary differences that are expected to be eliminated during the fiscal year beginning on March 1, 2016, and to 32.26% from 35.64% for temporary differences that are expected to be eliminated during and after the fiscal year beginning on March 1, 2017.

As a results of this changes deferred tax assets (the amount after deducting deferred tax liabilities) decreased by ¥952 million, income taxes-deferred (debit side) increased by ¥1,340 million, and unrealized gain on available-for sale securities increased by ¥387 million for the fiscal year under review.

3. Subsequent change in the corporate tax rate, etc.

Following the promulgation on March 31, 2016, of the “Act on Partial Revision of the Income Tax Act, etc.,” (Act No. 15 of 2016) and “Act on Partial Revision of the Local Tax Act, etc.,” (Act No. 13 of 2016), the tax rate was reduced from the fiscal year beginning on or after April 1, 2016. Accordingly, the effective statutory tax rate, which is used to measure deferred tax assets and deferred tax liabilities, will be reduced to 30.86% from 32.26% for temporary differences that are expected to be eliminated during the fiscal year beginning on March 1, 2017, and March 1, 2018, and to 30.62% from 32.26% for temporary differences that are expected to be eliminated during and after the fiscal year beginning on March 1, 2019.

This change will result in changes to deferred tax assets and deferred tax liabilities, which are recalculated based on temporary differences as of February 29, 2016, due to the change in the effective statutory tax rate, namely a ¥376 million decrease in net deferred tax assets (the amount after deducting deferred tax liabilities) and a ¥564 million increase in income taxes-deferred (debit side).

Notes to Transactions with Related Parties

1. Subsidiaries and associated companies

(unit: Millions of yen)
Attribute	Company Name	Location	Capital	Business	Ratio of Voting Rights	Relationship with the Related Party	Description of Transactions	Transaction Amount[2]	Account Name	Year-End Balance
Subsidiary	famima.com Co., Ltd.	Toshima-ku, Tokyo	400	EC-related business	Directly holding (54.25%)	Support of the operating function of the EC- related business and interlocking of directors	Purchases of merchandise[2]	4,799	Accounts payable —trade[3]	14,728

Transaction conditions and decision policy thereof:

Notes:	1. The transaction amount above excludes consumption taxes.
2. Purchases of merchandise are determined by taking into account market prices under similar terms and conditions.
3. Accounts payable—trade includes “Due to franchised stores.”

2. Fellow subsidiaries

(unit: Millions of yen)
Attribute	Company Name	Location	Capital	Business	Ratio of Voting Rights	Relationship with the Related Party	Description of Transactions	Transaction Amount[2]	Account Name	Year-End Balance
Subsidiary of any other associated company	NIPPON ACCESS, INC.	Shinagawa-ku, Tokyo	2,620	Sales of foods, liqueurs, sundries, etc.	Indirectly held (0.06%)	Supplier of merchandise	Purchases of merchandise[2]	10,191	Accounts payable—trade[3]	20,222

Subsidiary of any other associated company	DOLCE CO., LTD.	Shinagawa-ku, Tokyo	100	Sales of sweets and foods	Indirectly held (0.01%)	Supplier of merchandise	Purchases of merchandise[2]	2,900	Accounts payable—trade[3]	7,104

Transaction conditions and decision policy thereof:

Notes:	1. The transaction amount above excludes consumption taxes.
2. Purchases of merchandise are determined by taking into account market prices under similar terms and conditions.
3. Accounts payable—trade includes “Due to franchised stores.”

Notes to Per-Share Information

1. Equity per share	¥2,857.32
2. Net income per share	¥180.13

Notes to Significant Subsequent Events

Please refer to notes to the consolidated financial statements.

Note to the Company to which the Restriction on Consolidated Dividends is Applied

The Company has decided to apply the restriction on consolidated dividends.

Other Note

Loss on impairment of property and store facilities:

As a minimum unit of generating cash flows of the Company, the assets of each store have been grouped as a basic unit. The idle assets and others have been separately grouped.

The carrying amounts of the property and store facilities with considerably declining profitability were reduced to their recoverable amounts, and the reductions were recorded as a loss on impairment of property and store facilities under extraordinary losses (¥245 million in land, ¥2,976 million in buildings, ¥3,534 million in furniture and fixtures, and ¥938 million in other).

Application	Location	Category	Loss on Impairment (unit: Millions of yen)
Stores, etc.	Yokohama, Kanagawa and others	Land, buildings, furniture and fixtures, and others	7,695

The recoverable amount for stores is measured either by the value in use or by the net realizable value. Future cash flows discounted at a rate of 1.99% are used to calculate the value in use, whereas the net realizable value is mainly calculated based on the assessments for inheritance tax purposes. The assets that have been judged as having substantially no value are assessed at zero by considering the disposability of the assets concerned.

Business Combination

Absorption-Type Merger of Consolidated Subsidiary

Please refer to notes to the consolidated financial statements.

Notes to Significant Subsequent Events And Other Matters Regarding Business Combination

Please refer to notes to the consolidated financial statements.

The 45th Fiscal Year (from March 1, 2015 to February 29, 2016) of the Company

Notes to Consolidated Financial Statements

I.	Notes on Significant Matters Forming the Basis of Preparing Consolidated Financial Statements

1.	Scope of consolidation

Of subsidiaries, the following 21 subsidiaries have been included in the scope of consolidation.

UNY CO., LTD., SAGAMI Co., Ltd., TOKYO MASUIWAYA Co., Ltd., U-LIFE CO., LTD., Circle K Sunkus Co., Ltd., Sunkus Nishi-Shikoku Co., Ltd., Circle K Shikoku Co., Ltd., Retail Staff Co., Ltd., ZERO NETWORKS Co., Ltd., toki-meki.com inc., MOLIE Co., Ltd., PALEMO CO., LTD., UNY (HK) CO., LIMITED, UCS CO., LTD., Sun Sougou Maintenance Co., Ltd., SUN REFORM Co., Ltd., 99 ICHIBA Co., Ltd., NAGAI Co., Ltd., UNICOM Inc., UNY (Cayman Islands) Holding Co., Ltd., and UNY (SHANGHAI) TRADING Co., Ltd.

Circle K Shikoku Co., Ltd. and toki-meki. com inc. have been included in the scope of consolidation from the current fiscal year under review due to their increased significance.

MY SUPPORT Co., Ltd. and 7 other subsidiaries have been excluded from the scope of consolidation as these unconsolidated subsidiaries are small in scale and their total assets, net sales, net income or loss corresponding to equity interest and retained earnings corresponding to equity interest do not have a significant impact on the consolidated financial statements.

2.	Application of equity method

Of the 8 unconsolidated subsidiaries and 8 affiliates, investments in Kanemi Co., Ltd., an affiliate, are accounted for by the equity method.

MY SUPPORT Co., Ltd. and 7 other unconsolidated subsidiaries and 7 affiliates have not been accounted for by the equity method. These 15 companies’ respective total amounts of net income or loss corresponding to equity interest and retained earnings corresponding to equity interest are small and do not have a significant impact on the consolidated financial statements.

3.	Fiscal years of consolidated subsidiaries

Of the consolidated subsidiaries, the balance-sheet date of UNY CO., LTD., SAGAMI Co., Ltd., TOKYO MASUIWAYA Co., Ltd., U-LIFE CO., LTD., MOLIE Co., Ltd., PALEMO CO., LTD., Sun Sougou Maintenance Co., Ltd., SUN REFORM Co., Ltd. and UNICOM Inc. is February 20. The balance-sheet date of UNY (HK) CO., LIMITED is November 30. The balance-sheet date of UNY (Cayman Islands) Holding Co., Ltd. and UNY (SHANGHAI) TRADING Co., Ltd. is December 31. The balance-sheet date of NAGAI Co., Ltd. is March 31, and the company closes accounts provisionally as of December 31 for the preparation of consolidated financial statements. In preparing consolidated financial statements, the Company uses financial statements of each subsidiary as of the balance-sheet date or the provisional balance-sheet date. As to such 13 subsidiaries, adjustments necessary for consolidation have been made for transactions between the consolidated companies conducted during the period from their respective balance-sheet dates to the consolidated balance-sheet date.

4.	Accounting standards

(1)	Standards and methods of valuation of significant assets

(i)	Securities

Available-for-sale securities

Securities with market quotations

Stated at fair value based on the market price, etc. at the balance-sheet date (Unrealized gains or losses are directly charged to net assets and the cost of sales is calculated by the moving average method.)

Securities without available market quotations

Stated at cost by the moving average method

(ii)	Derivatives

Stated at fair value

(iii)	Merchandise inventories

Stated at cost (The book value is written down based on the decline in profitability.)

(a) Kimono, etc.:	Specific identification method
(b) Major fresh foods:	Last purchase price method
(c) Other merchandise:	Retail method except for certain items
(d) Supplies:	Last purchase price method

(2)	Depreciation method for significant depreciable assets

(i)	Property and equipment (except for leased assets)

Domestic consolidated companies adopt the declining balance method.

However, the straight-line method is adopted for the buildings, excluding facilities attached to buildings, acquired on or after April 1, 1998.

Property and equipment of which the acquisition cost of ¥100,000 or more but less than ¥200,000 each are depreciated over 3 years on a straight-line basis.

Overseas consolidated subsidiaries adopt the straight-line method.

(ii)	Intangible assets (except for leased assets)

Straight-line method

Software for internal use is amortized by the straight-line method based on its expected useful life to the Company (5 years).

(iii)	Leased assets

Leased assets relating to finance lease transactions other than those where the transfer of ownership of the leased assets is deemed to be transferred to the lessee are depreciated by the straight-line method over the lease term as the useful life with the assumption of no residual value.

For finance lease transactions other than those where the ownership of the leased assets is deemed to be transferred to the lessee, those of which the commencement date of the lease transactions is prior to the beginning of the initial year in which the revised Accounting Standards for Lease Transactions were applied, the accounting treatment similar to that used for ordinary operating lease transactions is continuously applied.

(3)	Accounting for significant allowance

(i)	Allowance for doubtful accounts

To prepare for credit losses from doubtful accounts, the allowance is provided for at the estimated uncollectible amount based on the historical loss experience for a certain past period as a general reserve for normal receivables and on the individual financial assessment of collectability for doubtful or troubled receivables.

(ii)	Accrued directors’ and audit & supervisory board members’ bonuses

To prepare for the future payment of bonuses, accrued bonuses are provided at the estimated amount to be incurred.

(iii)	Accrued employees’ bonuses

To prepare for the future payment of bonuses, accrued bonuses are principally provided at the estimated amount to be incurred for the fiscal year.

(iv)	Allowance for sales promotion

To prepare for future costs generating from the use of points granted to customers in proportion to purchase amounts, one consolidated subsidiary provides an allowance based on the estimates to be incurred from the future use of points, taking into account the past experience with respect to the points granted at the time of sales, etc.

(v)	Allowance for loss on interest repayments

To prepare for the repayments of interests that arise from interest repayment claims in the future, one consolidated subsidiary provides an allowance based on an anticipated necessary amount taking into account the historical repayment of claims seeking a refund of interest.

(vi)	Allowance for store system renewals

To prepare for the planned disposal of the current store systems to be replaced from the following fiscal year according to the decision making of the implementation of a new store system, one consolidated subsidiary provides for allowance at, an estimated amount to be accrued at the end of the fiscal year under review.

(vii)	Provision for business structure reform

To prepare for future losses due to the implementation of business structure reform, two of the consolidated subsidiaries provided for a provision at an estimated amount to be incurred in the future including store facility-related expenses, penalty associated with store closing and loss on disposal of merchandise.

(4)	Other significant matters for preparing consolidated financial statements

(i)	Accounting methods for employee retirement benefits

For employee retirement benefit liability and asset, to prepare for the retirement benefits for employees, the estimated amount to be accrued at the end of the fiscal year based on the amount of retirement benefit obligations, net of the amount of pension plan assets, is recorded. For calculating retirement benefit obligations, the method of attributing the estimated retirement benefits to the period up to the fiscal year under review is based on a benefit formula basis.

Actuarial differences are amortized on a straight-line basis over 5 to 10 years, a period within the remaining service years of employees, from the fiscal year following the year in which they arise.

Past service costs are amortized on a straight-line basis over 5 to 10 years, a period within the remaining service years of employees, from the year in which they arise.

As to one of the consolidated subsidiaries, differences arising from changes in accounting standards are amortized over 15 years on a straight-line basis.

Unrecognized actuarial differences and unrecognized past service costs are recorded as retirement benefit adjustment under accumulated other comprehensive income in net assets, after adjusting tax effects.

(ii)	Significant hedge accounting

a.	Hedge accounting method

In principle, hedging transactions are accounted for under a deferral method. The designated hedge accounting treatment is applied for foreign exchange forward contracts and currency swaps that are qualified for such treatment. The special accounting treatment is applied for interest rate swaps that are qualified for such treatment.

b.	Hedging instruments and hedged items

i.	Hedging instruments: Foreign exchange forward contracts, etc.

Hedged items: Trade accounts payable denominated in foreign currencies arising from imports of merchandise.

ii.	Hedging instruments: Interest rate swaps and currency swaps

Hedged items: Loans payable

c.	Hedging policy

The Company uses foreign exchange forward contracts and currency swaps for the purpose of avoiding losses from future fluctuations in exchange rates.

The Company uses interest rate swaps for the purpose of avoiding losses from future fluctuations in interest rates.

d.	Method for assessing the hedge effectiveness

As to foreign exchange forward contracts and currency swaps to which the designated hedge accounting treatment is applied and interest rate swaps to which the special accounting treatment is applied, the assessment of hedge effectiveness is omitted.

(iii)	Method and period for amortization of goodwill

Goodwill is amortized on a straight-line basis over a period of 5 to 20 years, except for that charged for the year incurred, whose amount is immaterial.

(iv)	Accounting for consumption taxes

Consumption taxes are accounted for using the tax exclusion method.

II.	Notes on Changes in Accounting Policies

(Application of accounting standards for retirement benefits)

Effective from the current fiscal year under review, the “Accounting Standard for Retirement Benefits” (Accounting Standards Boards of Japan (“ASBJ”) Statement No. 26, May 17, 2012; hereinafter referred to as the “Retirement Benefits Accounting Standard”) and the “Guidance on Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, March 26, 2015; hereinafter referred to as the “Retirement Benefits Guidance”) have been applied with regard to the provisions set forth in the main clause of Paragraph 35 of the Retirement Benefits Accounting Standard and the main clause of Paragraph 67 of the Retirement Benefits Guidance. Accordingly, the calculation methods for retirement benefit obligations and service costs have been revised, and the method attributing expected benefits to periods has been changed from the straight-line basis to the benefit formula basis. Along with this, the method of determining the discount rate of estimated retirement benefits has been changed from the method using a duration of years approximate to the average remaining service years of employees to the method using a single weighted average discount rate that reflects the estimated timing and the amount of retirement benefit payments for each estimated payment period.

The Retirement Benefits Accounting Standard was applied in accordance with the transitional treatment set forth in Paragraph 37 of the Retirement Benefits Accounting Standard and the effect of this change to the calculation methods for retirement benefit obligations and service costs has been recognized as adjustments of retained earnings at the beginning of the fiscal year under review.

As a result, employee retirement benefit asset decreased by ¥6,287 million, employee retirement benefit liability decreased by ¥1 million, and retained earnings decreased by ¥3,858 million at the beginning of the fiscal year under review. The impact of this change on income or loss is minimal.

III.	Notes to Consolidated Balance Sheet

1. Assets pledged as collateral and corresponding liabilities
(Assets pledged as collateral)
Cash and deposits	¥4 million
Buildings and structures	2,879 million
Land	4,462 million

Total	¥7,346 million
(Corresponding liabilities)
Long-term loans payable, including current portion	¥310 million
Guarantee deposits from tenants	1,616 million

Total	¥1,926 million

2. Accumulated depreciation of property and equipment	¥416,777 million

3. Contingent liabilities

The UNY Group is contingently liable for guarantees of borrowings from financial institutions of following:

Franchise convenience stores	¥3,744 million

4. Revaluation of land

Pursuant to the “Act on Revaluation of Land” (Act No. 34 of March 31, 1998) and the “Act for Partial Revision of Act on Revaluation of Land” (Act No. 19 of March 31, 2001), one of the consolidated domestic subsidiaries elected one-time revaluation to restate the cost of its land used for business purpose. The amount of valuation difference, net of deferred tax liabilities, is recorded as land revaluation decrement in net assets.

Method of revaluation:	The amount was calculated by using the appraisal value as prescribed by Article 2, Item 4 of the Order for Enforcement of Act on Revaluation of Land (Cabinet Order No. 119 of March 31, 1998), or by using the assessed value of municipal property tax bases as prescribed by Article 2, Item 3 of said Order for lands with no appraisal value, reflecting appropriate adjustments for land shape.
Date of revaluation:	February 20, 2002

IV.	Notes to Consolidated Statement of Operations

Impairment loss on fixed assets

Impairment loss of ¥18,324 million on the following assets has been recorded during the fiscal year under review.

Buildings and structures	¥10,756 million
Leased assets	2,849 million
Land	514 million
Other	4,203 million

Total	¥18,324 million

If the recoverable amount of the relevant asset equals to its net selling price, it is measured mainly at the real estate appraisal amount. If the recoverable amount of the relevant asset equals to value in use, it is calculated by discounting future cash flows at rates ranging from 2.6% to 6.0%.

V.	Notes to Consolidated Statement of Changes in Net Assets

1.	Matters concerning shares issued

Common stock	234,100,821 shares

2.	Matters concerning dividends

(1)	Dividend payments

Resolution	Class of shares	Total amount of dividend (Millions of yen)	Dividend per share (Yen)	Record date	Effective date
Annual General Meeting of Shareholders on May 21, 2015	Common stock	2,303	10.00	February 28, 2015	May 22, 2015
Board of Directors’ Meeting on October 2, 2015	Common stock	2,303	10.00	August 31, 2015	November 2, 2015

Total		4,606

(2)	Of the dividends with the record date falling in the fiscal year under review, those with the effective date falling in the following fiscal year

As a proposal at the Annual General Meeting of Shareholders to be held on May 26, 2016, matters concerning dividends of common stock will be submitted as follows:

(i) Total amount of dividend	¥2,303 million
(ii) Dividend per share	¥10.00
(iii) Record date	February 29, 2016
(iv) Effective date	May 27, 2016

The source of dividends is to be from retained earnings.

VI.	Notes on Financial Instruments

1.	Conditions of financial instruments

(1)	Policy for financial instruments

The UNY Group has a policy of raising funds primarily through borrowings, commercial paper, bonds, and securitized receivables from banks and other financial institutions and invests temporary cash surplus in highly secure financial assets. Derivative transactions are used for the purpose of hedging against the risk of future fluctuations in trade accounts payable denominated in foreign currencies and fluctuations in interest rates on borrowings. The UNY Group makes it its principle not to enter into derivative transactions for speculative purposes.

(2)	Contents and risk of financial instruments and risk management systems

The UNY Group is exposed to credit risk of customers principally with respect to receivables, such as trade notes and accounts receivable and short-term loans receivable. In order to reduce the credit risk associated with these receivables, the UNY Group assesses prospective debtors’ creditworthiness and performs credit management based on internal credit management rules of the respective UNY Group companies.

Investment securities are mainly composed of securities of certain entities with which the UNY Group conducts business, and exposed to the risk of market price fluctuation. However, the UNY Group regularly monitors the fair value of the instruments and the financial status of the issuers in order to mitigate the risk.

Guarantee deposits from tenants are mainly associated with store lease agreements and exposed to the credit risk of lessors. However, the UNY Group mitigates the risk by managing payment dates and deposit balances of each lessor, as well as conducting risk management.

Payables such as trade notes and accounts payable are generally settled within a short period of time. A portion of the trade accounts payable includes the payment for imported merchandise denominated in foreign currencies and exposed to the risk of foreign exchange fluctuations. The UNY Group mitigates the risk by entering into foreign exchange forward contracts for a portion of the settlement.

Borrowings and bonds are used mainly to finance operating transactions and capital investment. Borrowings and bonds with variable interest rates are exposed to the risks associated with the fluctuation in the interest rates. In connection with some of these borrowings, the UNY Group mitigates the risk by entering into interest rate swap contracts or currency swap contracts with the objective of avoiding the risk of interest rate fluctuations and fixing the amount of interest expenses. As to risks related to the financial services business, the UNY Group manages its liquidity risk by employing a number of procurement methods, securing commitment lines from multiple financial institutions and maintaining a balance of short-term and long-term financing that is adjusted to reflect the market environment.

Guarantee deposits from tenants are related mainly to store lease agreements and are paid back in installments or in lump sum for the store lease agreement period.

Hedging instruments, hedged items, hedging policy and a method for assessing the hedge effectiveness concerning hedge accounting and other matters are stated in the “Significant hedge accounting” of “Notes on Significant Matters Forming the Basis of Preparing Consolidated Financial Statements.”

2.	Fair values, etc. of financial instruments

The carrying values and fair values included in the consolidated balance sheet as of February 29, 2016 and their differences are set forth in the table below. Those for which the fair value was extremely difficult to determine are not included therein.

(Millions of yen)
	Carrying value	Fair value	Differences
(1) Cash and deposits	85,447	85,447	—
(2) Trade notes and accounts receivable	111,091
Less allowance for doubtful accounts	(623)
Less deferred installment income	(85)

	110,383	110,387	4

(3) Short-term loans receivable	11,325
Less allowance for doubtful accounts	(34)

	11,291	11,300	9

(4) Investment securities
Listed affiliate’s stocks	7,492	8,741	1,249
Available-for-sale securities	12,189	12,189	—
(5) Lease deposits, including current portion	56,512
Less allowance for doubtful accounts	(115)

	56,397	57,137	739

Total assets	283,201	285,204	2,003

(1) Trade notes and accounts payable	107,759	107,759	—
(2) Short-term borrowings	2,190	2,190	—
(3) Commercial paper	125,000	125,000	—
(4) Bonds, including current portion	115	115	0
(5) Loans payable, including current portion	213,996	217,382	3,385
(6) Guarantee deposits from tenants, including current portion	8,440	8,515	75

Total liabilities	457,501	460,963	3,461

Derivative transactions*
(1) Derivatives, hedge accounting not applied	(1)	(1)	—
(2) Derivatives, hedge accounting applied	(288)	(288)	—

Total derivative transactions	(290)	(290)	—

*	Net receivables and payables, which are derived from derivative transactions, are presented in net amounts, and items for which the total becomes a net payable are indicated in parentheses.

(Notes)

1.	The calculation methods for fair value of financial instruments, securities and derivative transactions

Assets:

(1)	Cash and deposits

The fair value is deemed to approximate the carrying value and since such instruments are settled in a short period of time.

(2)	Trade notes and accounts receivable

The fair value of trade notes and accounts receivable with short-term settlements and specific doubtful receivables with default possibility is determined by deducting the relevant estimated credit loss from the carrying value on the consolidated balance sheet, which is deemed to approximate the fair value. The fair value of normal receivables relating to the financial services business, whose maturity is longer than one year from the balance-sheet date, is calculated by discounting the sum of the principal and interest using the interest rates that would apply to similar new contracts as of the balance-sheet date.

(3)	Short-term loans receivable

The fair value of loans receivable with short-term settlements and specific doubtful receivables with default possibility is determined by deducting the relevant estimated credit loss from the carrying value on the consolidated balance sheet, which is deemed to approximate the fair value. The fair value of normal receivables relating to the financial services business, whose maturity is longer than one year from the balance-sheet date, is calculated by discounting the sum of the principal and interest using the interest rates that would apply to similar new contracts as of the balance-sheet date.

(4)	Investment securities

The fair value of stocks and bonds is based on prices listed on stock exchanges or prices presented by financial institutions.

(5)	Lease deposits, including current portion

The fair value of lease deposits is the present value calculated by discounting the future collectable cash flow using an appropriate rate, such as the yield of national government bonds according to the residual period.

Liabilities:

(1)	Trade notes and accounts payable, (2) Short-term borrowings and (3) Commercial paper

The fair value is deemed to approximate the carrying value and since such instruments are settled in a short period of time.

(4)	Bonds, including current portion

The fair value of bonds that have market prices is based on these prices. The fair value of bonds that do not have market prices is based on the present value that is calculated by discounting the sum of the principal and interest over the remaining period by the interest rate that reflects the credit risk.

(5)	Loans payable, including current portion

The fair value of loans payable is calculated by discounting the sum of the principal and interest by the rate that would be expected to be used if new loans were made under similar conditions. The fair value of loans payable with a variable interest rate subject to special accounting treatment for interest rate swaps is calculated by discounting the sum of the principal and interest together with the corresponding interest rate swap contract by a reasonably estimated rate that would apply to the similar loans.

(6)	Guarantee deposits from tenants, including current portion

The fair value of guarantee deposits is calculated by discounting the sum of the principal and interest using an appropriate rate, such as the yield of national government bonds.

Derivative transactions:

(1)	The fair value of foreign exchange forward contracts to which the designated hedge accounting treatment is applied, is included in the fair value of trade accounts payable and loans payable because such foreign exchange forward contracts are accounted for together with the hedged trade accounts payable and loans (please refer to Liabilities, (1) Trade notes and accounts payable and (5) Loans payable).

(2)	The fair value of a derivative transaction subject to the special accounting treatment for interest rate swaps is included in the fair value of loans payable because the derivative transaction is accounted for together with the hedged loans (please refer to Liabilities, (5) Loans payable).

2.	The stocks of unconsolidated subsidiaries, a portion of stocks of affiliates (the carrying value on the consolidated balance sheet is ¥421 million), and unlisted stocks (the carrying value included in available-for-sale securities on the consolidated balance sheet is ¥625 million) are not included in Assets, (4) Investment securities in the table above because the fair values are extremely difficult to determine as they have no quoted market prices.

A portion of lease deposits (the carrying value on the consolidated balance sheet is ¥35,281 million) and a portion of guarantee deposits from tenants (the carrying value on the consolidated balance sheet is ¥41,214 million) are not included in Assets, (5) Lease deposits and Liabilities, (6) Guarantee deposits from tenants, respectively, because the fair values are extremely difficult to determine as they have no quoted market prices and the future cash flows cannot be estimated.

VII. Notes on Rental Property

1.	Conditions of rental property

Some of the Company’s consolidated subsidiaries own commercial facilities and rental property, including land, for leases in Aichi Prefecture and other areas.

2.	Fair value of rental property

Carrying value	Fair value at the balance-sheet date
¥46,538 million	¥45,099 million

(Notes)

1.	The carrying value represents the acquisition cost less accumulated depreciation and impairment loss.
2.	The fair value at the end of the fiscal year under review is measured at the amount calculated by the Company principally based on the Real Estate Appraisal Standards (including those adjusted using indices and other reconciliations).

VIII. Notes on Per Share Information

Net assets per share	¥1,206.51
Net loss per share	¥12.49

IX. Notes on Significant Subsequent Events

Not applicable.

X.	Other Notes

1.	Notes to business combinations and divestitures

(Additional information)

Effective October 15, 2015, the Company and FamilyMart Co., Ltd. (“FamilyMart”; together with the Company the “Companies”) entered into a basic agreement concerning management integration of the Companies (“Management Integration”) based on the spirit of equality, and had since then held discussions concerning said matter. The Management Integration will take the form of an absorption-type merger (“Absorption-Type Merger”) whereby FamilyMart is the surviving company of the Absorption-Type Merger and the Company is a company absorbed to FamilyMart (following the Absorption-Type Merger, “Integrated Company”). Subject to the effectuation of the Absorption-Type Merger, the Integrated Company’s convenience stores (“CVS”) business will be transferred to Circle K Sunkus Co., Ltd. (“CKS”) by way of an absorption-type demerger (“Absorption-Type Demerger”) whereby the Integrated Company is the splitting company and CKS, a wholly-owned subsidiary of the Company, is the succeeding company. At the respective meetings of the Board of Directors of the Companies held on February 3, 2016, the execution of an absorption-type merger agreement between the Companies and the execution of an absorption-type demerger agreement between FamilyMart and CKS were approved and entered into as of the same date.

The Management Integration is subject to approval of the general meeting of shareholders of the Companies.

1.	Overview of the business combination, etc.

(1)	Names and businesses of the merging and divesting company and the succeeding company

(i)	FamilyMart

Franchise business, store operation, etc. of CVS, “FamilyMart”

(ii)	CKS

Franchise business, store operation, etc. of CVS, “Circle K” and “Sunkus”

(2)	Major reason for the business combination, etc.

By integrating management resources of the Companies and establishing a new retail group through the Management Integration, we aim to be a company that can survive competitions in the Japanese and overseas retail market environment that has experienced rapid changes in the recent years, and to contribute to customers, franchisees, business partners, shareholders and employees.

(3)	Date of the business combination (acquisition of stock) and date of the business divestiture

September 1, 2016 (scheduled)

(4)	Legal form of the business combination, etc.

The Absorption-Type Merger takes the form of an absorption-type merger whereby FamilyMart is the surviving company. The Absorption-Type Demerger takes the form of an absorption-type demerger whereby CKS is the succeeding company. However, the legal form may be changed in the future subject to consultation and agreement between the Companies, if required in the process of the Absorption-Type Merger and Absorption-Type Demerger or due to other reasons.

(5)	Name of the company after the business combination

FamilyMart, the surviving company, will change its company name to “FamilyMart UNY Holdings Co., Ltd.” as of the effective date of the Absorption-Type Merger (scheduled on September 1, 2016). Further, CKS, the succeeding company, will change its company name to “FamilyMart Co., Ltd.” as of the effective date of the Absorption-Type Demerger (scheduled on September 1, 2016).

2.	Merger ratio by class of stock, calculation method and the number of shares to be issued for the Absorption-Type Merger

(1)	Merger ratio by class of stock (planned)

0.138 shares of common stock of FamilyMart for one share of the Company’s common stock

(2)	Calculation method of the merger ratio

The Company designated Nomura Securities Co., Ltd. and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., and FamilyMart designated Citigroup Global Markets Japan Inc. and KPMG FAS, Co., Ltd. as third-party financial advisors for the calculation of the merger ratio. The merger ratio was agreed upon and decided after comprehensive consideration based on factors including the analysis conducted by the respective third-party financial advisors, each company’s financial condition, share price and future outlook, and upon prudent and thorough discussions between the Companies which lead to a decision that the merger ratio was appropriate.

(3)	The number of shares to be issued

Common stock: 31,754,417 shares (including 2,761,063 shares of treasury stock owned by FamilyMart)

3.	Content of the Absorption-Type Demerger

(1)	Consideration for the Absorption-Type Demerger

CKS will issue 100 shares of common stock, all of which will be delivered to the Integrated Company.

2.	The amounts are rounded down to the nearest million yen.

The 45th Fiscal Year (from March 1, 2015 to February 29, 2016) of the Company

Notes to Non-consolidated Financial Statements

I.	Notes on Matters Concerning Significant Accounting Policies

1.	Standards and method of valuation of assets

(1)	Securities

(i)	Stocks of subsidiaries and affiliates

Stated at cost by the moving average method

(ii)	Available-for-sale securities

Securities with market quotations

Stated at fair value based on the market price, etc. as of the end of the fiscal year (unrealized gains or losses are directly charged to net assets and the cost of sales is calculated by the moving average method.)

Securities without available market quotations

Stated at cost by the moving average method

(2)	Inventories

Stated at cost (The book value is written down based on the decline in profitability.)

Supplies: Last purchase price method

2.	Depreciation method for non-current assets

(1)	Property and equipment

Declining balance method

Property and equipment of which the acquisition cost of ¥100,000 or more but less than ¥200,000 each are depreciated over 3 years on a straight-line basis.

(2)	Intangible assets

Straight-line method

Software for internal use is amortized by the straight-line method based on its expected useful life to the Company (5 years).

3.	Accounting for allowance

(1)	Allowance for doubtful accounts

To prepare for credit losses from doubtful accounts, the allowance is provided for at the estimated uncollectible amount based on the historical loss experience for a certain past period as a general reserve for normal receivables and on the individual financial assessment of collectability for doubtful or troubled receivables.

(2)	Accrued directors’ and audit & supervisory board members’ bonuses

To prepare for the future payment of bonuses, accrued bonuses are provided at the estimated amount to be incurred.

(3)	Accrued employees’ bonuses

To prepare for the future payment of bonuses, accrued bonuses are provided at the estimated amount to be incurred for the year.

(4)	Provision for business structure reform

To prepare for future losses associated with reorganizing businesses of the UNY Group, an estimated amount to be incurred in the future including additional financial support to the group companies is recorded as provision.

(5)	Provision for employee retirement benefits

To prepare for the retirement benefits for employees, an amount based on the retirement benefit obligations and pension plan assets as of the end of the fiscal year under review is recorded. For calculating retirement benefit obligations, the method of attributing the estimated retirement benefits to the period up to the fiscal year under review is based on a benefit formula basis.

Past service costs are amortized on a straight-line basis over 10 years, a period within the remaining service years of employees, from the year in which they arise.

Actuarial differences are amortized on a straight-line basis over 10 years, a period within the remaining service years of employees, from the fiscal year following the year in which they arise.

However, provision for employee retirement benefits is not recorded because prepaid pension cost (¥71 million) was accrued at the end of the fiscal year under review.

Prepaid pension cost was recorded and included in “Other” of Investments and other assets of fixed assets.

4.	Other significant matters for preparing non-consolidated financial statements

(1)	Hedge accounting method

(i)	Hedge accounting method

In principle, hedging transactions are accounted for under a deferral method. The designated hedge accounting treatment is applied for currency swaps that are qualified for such treatment. The special accounting treatment is applied for interest rate swaps that are qualified for such treatment.

(ii)	Hedge instruments and hedged items

Hedge instruments: Interest rate swaps and currency swaps

Hedged items: Loans payable

(iii)	Hedging policy

The Company uses currency swaps for the purpose of avoiding losses by future fluctuations in exchange rates.

The Company uses interest rate swaps for the purpose of avoiding losses by future fluctuations in interest rates.

(iv)	Method for assessing the hedge effectiveness

As to currency swaps to which the designated hedge accounting treatment is applied and interest rate swaps to which the special accounting treatment is applied, the assessment of hedge effectiveness is omitted.

(2)	Accounting for employee retirement benefits

The accounting method for unrecognized actuarial differences for employee retirement benefits differs from that used for consolidated financial statements.

(3)	Accounting for consumption taxes

Consumption taxes are accounted for using the tax exclusion method.

II.	Notes on Changes in Accounting Policies

(Application of accounting standards for retirement benefits)

Effective from the current fiscal year under review, the “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, May 17, 2012; hereinafter referred to as the “Retirement Benefits Accounting Standard”) and the “Guidance on Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, March 26, 2015) have been applied. Accordingly, the calculation methods for retirement benefit obligations and service costs have been revised and the method attributing expected benefits to periods has been changed from the straight-line basis to the benefit formula basis. Along with this, the method of determining the discount rate of estimated retirement benefits has been changed from the method using a duration of years approximate to the average remaining service years of employees to the method using a single weighted average discount rate that reflects the estimated timing and the amount of retirement benefit payments for each estimated payment period.

The Retirement Benefits Accounting Standard was applied in accordance with the transitional treatment set forth in Paragraph 37 of the Retirement Benefits Accounting Standard and the effect of this change to the calculation methods for retirement benefit obligations and service costs has been recognized as adjustments of retained earnings brought forward at the beginning of the fiscal year under review.

As a result, prepaid pension cost decreased by ¥35 million and retained earnings brought forward decreased by ¥22 million at the beginning of the fiscal year under review. The impact of this change on income or loss is minimal.

III.	Notes to Non-consolidated Balance Sheet

1. Accumulated depreciation of property and equipment	¥0 million

2. Contingent liabilities

The Company is contingently liable for guarantees of borrowings from financial institutions and obligations to franchise stores relating to credit cards, and electronically recorded obligations.

UCS CO., LTD.	(US$	64 million	)
¥7,271 million
PALEMO CO., LTD.		691 million
U-LIFE CO., LTD.		312 million

Total		¥8,275 million

3. Balances of receivables from and payables to subsidiaries and affiliates

Short-term monetary receivable	¥95,705 million
Long-term monetary receivable	¥223,290 million
Short-term monetary payable	¥62,639 million

IV.	Notes to Non-consolidated Statement of Operations

Transactions with subsidiaries and affiliates

a. Operating transactions:
Operating revenues	¥2,817 million
Operating expenses	¥43 million

b. Non-operating transactions with subsidiaries and affiliates	¥3,509 million

V.	Notes to Non-consolidated Statement of Changes in Net Assets

Class and number of treasury stock as of the end of the fiscal year under review

Common stock	3,767,479 shares

VI.	Notes on Tax Effect Accounting

Significant components of deferred tax assets and liabilities

(1)	Current portion

Deferred tax assets:

Accrued employees’ bonuses	¥10 million
Provision for business structure reform	293 million
Nondeductible other accounts payable	2 million
Other	21 million
Subtotal deferred tax assets	327 million
Valuation allowance	(293) million

Net of deferred tax assets	¥34 million

(2)	Noncurrent portion

Deferred tax assets:

Stocks of subsidiaries and affiliates associated with reorganization	¥11,370 million
Other	4,508 million
Subtotal deferred tax assets	15,878 million
Valuation allowance	(3,484) million

Total deferred tax assets	¥12,394 million

Deferred tax liabilities:

Unrealized gains on available-for-sale securities	¥(1,886) million
Other	(37) million
Total deferred tax liabilities	(1,923) million

Net of deferred tax liabilities	¥10,470 million

VII. Notes on Related Party Transactions

Subsidiaries and affiliates

Attribute	Name of company	Voting rights held by the Company (%)	Relation with the Company	Description of transactions	Transaction amount (Millions of yen)	Account item	Year-end balance (Millions of yen)
Subsidiary	UNY CO., LTD.	(Direct) 100%	Concurrent holding of an officer’s position Lending and borrowing of funds	Lending of funds based on CMS (Note 1)	—	Short-term loans receivable	45,223
				Lending of funds Receipt of interests (Note 4)	5,000 1,590	Long-term loans receivable	206,000
				Receipt of consulting fee (Note 2)	302	Other accounts receivable	35
				Settlement of tax liabilities	1,511	—	—
Subsidiary	Circle K Sunkus Co., Ltd.	(Direct) 100%	Concurrent holding of an officer’s position Lending and borrowing of funds	Borrowing of funds based on CMS (Note 1)	—	Short-term loans payable	59,022
				Receipt of consulting fee (Note 2)	387	Accounts receivable - other	34
Subsidiary	UCS CO., LTD.	(Direct) 81.35%	Concurrent holding of an officer’s position Lending and borrowing of funds Debt guarantee	Lending of funds based on CMS (Note 1)	—	Short-term loans receivable	43,658
				Debt guarantee Receipt of guarantee fee (Note 3)	(US$64 million 7,271 15)	—	—

Conditions of transactions and policy on determining conditions of transactions

(Notes)

1.	Lending and borrowing of funds based on CMS (Cash Management System) have been implemented to enhance efficiency in funding by centrally managing the UNY Group’s inter-company surplus funds, and conditions of transactions are determined in consideration of market interest rates, etc. Transaction amounts are not stated as lending and borrowing of funds are conducted among companies within the UNY Group on an as-needed basis.
2.	Consulting fee is determined based on comprehensive consideration of the publicly announced budget of each company.
3.	The Company provides guarantees for obligations to franchise stores relating to the MasterCard brand credit cards and receives the guarantee fee of 0.2% per annum.
4.	Interest rates for lending of funds are reasonably determined in consideration of market interest rates. The Company does not receive any collateral.

VIII. Notes on Per Share Information

Net assets per share	¥873.56
Net loss per share	¥16.35

IX.	Notes on Significant Subsequent Events

Not applicable.

X.	Other Notes

1.	Notes to business combinations and divestitures

(Additional information)

See “X. Other Notes (Notes to business combinations and business divestitures)” in Notes to Consolidated Financial Statements.

2.	The amounts are rounded down to the nearest million yen.